Exhibit 5.3

Medtronic Global Holdings S.C.A. 40, avenue Monterey L-2163 Luxembourg Grand Duchy of Luxembourg in its capacity as Issuer (as defined below)	Your reference Our reference LM/CN LU/410009/53
(“Addressee” or “you”)	March 3, 2023
By Courier and E-mail

Dear Sirs,

REGISTRATION-FILING TO THE U.S. SECURITIES AND EXCHANGE COMMISSION – MEDTRONIC GLOBAL HOLDINGS S.C.A.

1.	ROLE OF DLA PIPER LUXEMBOURG

1.1

DLA Piper Luxembourg (“DLA Piper Luxembourg”, “we” or “us”) has acted as special legal advisers in the Grand Duchy of Luxembourg (“Luxembourg”) to Medtronic Global Holdings S.C.A., a partnership limited by shares (société en commandite par actions) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 191.129 (“Issuer”). We have been requested by the Issuer to render this legal opinion (“Opinion”) on certain matters of Luxembourg law in connection with the filing of the Registration Statement (as defined below) for the Issuer with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the U.S. Securities Act of 1933, as amended (“Securities Act”) and in connection with the offer and sale of (i) senior debt securities (“Senior Debt Securities”) issued by the Issuer, fully and unconditionally guaranteed by Medtronic Public Limited Company (“Medtronic PLC”) and Medtronic, Inc. (“MDT Inc.” and, together with Medtronic PLC, the “Guarantors”) as guarantors; (ii) subordinated debt securities (“Subordinated Debt Securities”) issued by the Issuer, fully and unconditionally guaranteed by the Guarantors and (iii) guarantees (“Guarantees”) of the Issuer of senior debt securities issued by MDT Inc. and guaranteed by Medtronic PLC (“Registration”).

1.2	We have taken instructions solely from, and participated in discussions solely with, the Issuer regarding the provisions contained in the Opinion Documents.

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2.	DOCUMENTS EXAMINED

2.1	For the purposes of rendering this Opinion, we have examined and relied upon an electronically transmitted copies of the following documents (together, the “Opinion Documents”):

2.1.1	the Form S-3 registration statement under the Securities Act filed on March 3, 2023 (“Registration Statement”), including in particular:

(a)	the unexecuted copy of the prospectus dated March 3, 2023 (“Prospectus”);

(b)

the executed copy of the senior indenture of the Issuer (including form of guarantee), between the Issuer as such, the Guarantors as such and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) as trustee (the “Trustee”), dated March 28, 2017, as amended by a supplemental indenture dated February 22, 2023 between the Issuer as such, the Guarantors as such and the Trustee (“Senior Indenture”) pursuant to which the Senior Debt Securities may be issued;

(c)

the executed copy of an indenture between MDT Inc. and the Trustee dated December 10, 2014, as amended by a supplemental indenture between MDT Inc. and the Trustee dated December 10, 2014, a supplemental indenture between the Issuer and the Trustee dated January 26, 2015 and a supplemental indenture between MDT Inc. and the Trustee dated February 22, 2023 (“Medtronic Indenture”) pursuant to which the Guarantees of senior debt securities of MDT Inc. may be issued; and

(d)

the unexecuted copy of the New York law governed form of subordinated indenture of the Issuer (including form of guarantee), to be entered into by and between the Issuer as such, the Guarantors as such and a trustee to be named (“Subordinated Indenture” and together with the Senior Indenture and the Medtronic Indenture, the “Indentures”) pursuant to which the Subordinated Debt Securities may be issued.

Capitalised terms used but not defined in this Opinion shall have the same meaning as in the Opinion Documents.

2.2

For the purposes of rendering this Opinion, we have also examined an electronically transmitted (executed) copy of the following documents (together, the “Corporate Documents”) with respect to the Companies (as defined below):

2.2.1

the consolidated articles of association (statuts coordonnés) of the Issuer dated June 26, 2015 and as amended on November 20, 2019 by a notarial deed drawn up by Maître Jacques Kesseler, notary residing in Pétange, Grand Duchy of Luxembourg (“Issuer Articles”);

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2.2.2

the consolidated articles of association (statuts coordonnés) of Medtronic Global Holdings GP S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 191.031 (“General Partner” and together with the Issuer, the “Companies”) dated October 1, 2015 (“GP Articles” and together with the Issuer Articles, the “Articles”);

2.2.3

the circular resolutions of the board of managers of the General Partner acting on behalf of the Issuer as its general partner on its behalf dated February 20, 2023, approving, inter alia, the filing of the Registration Statement with the SEC by the Issuer acting through the General Partner as its general partner on its behalf (“GP Resolutions acting on behalf of the Issuer”); and

2.2.4

the circular resolutions of the board of managers of the General Partner dated February 20, 2023, approving, inter alia, the filing of the Registration Statement with the SEC by the Issuer acting through the General Partner as its general partner on its behalf (“GP Resolutions” and together with the GP Resolutions acting on behalf of the Issuer, the “Resolutions”).

The Opinion Documents and the Corporate Documents are collectively referred to as the “Documents”.

2.3

We have not reviewed any document other than the Documents and we have made no other enquiries, save as expressly stated in this Opinion. We have not reviewed any document incorporated by reference, or referred to, in the Documents (unless included as a Document) and therefore our opinions do not extend to such documents.

3.	SCOPE, INTERPRETATION AND CONDITIONS OF THIS OPINION

3.1

We are solely qualified to assess the meaning of, and to give an opinion on, the terms of the documents which are governed by Luxembourg law. This means that we are not qualified to assess the meaning and consequences of, and to give an opinion on, the terms of any Opinion Documents which are not governed by Luxembourg law. Accordingly, our review of such documents has been limited to the terms as they appear on the face thereof, without reference to the general body of law incorporated therein or made applicable thereto.

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3.2

This Opinion is limited to Luxembourg law in force on the date hereof, and as construed and applied by Luxembourg courts in case law published in major Luxembourg legal journals on the date hereof. We have made no investigation of, and do not express or imply any views or opinions on, the law of any country other than Luxembourg. We do not express nor imply any views or opinions on European Union law as it affects any jurisdiction (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on any matters of direct or indirect taxation or matters of accounting, regulatory or transfer pricing, nor do we express or imply any views or opinions as to matters of fact. We undertake no obligation to update this Opinion or to advise of any changes in Luxembourg law, its construction or application.

3.3

The opinions given in this Opinion are based on the assumptions, and are subject to the qualifications, set out below. They are strictly limited to the commercial contractual matters stated herein and do not extend to any other matters.

4.	ASSUMPTIONS

For the purposes of this Opinion, we have assumed, and not verified the following:

4.1	all signatures, stamps and seals are genuine, all original documents are authentic and all copies submitted to us are complete and conform to the originals;

4.2

all factual matters and statements relied upon, or assumed, in this Opinion are and were true, complete, accurate and up-to-date on the date of execution of the Documents (and any documents in connection therewith) and on the date of this Opinion;

4.3

the Companies have their central administration (administration centrale) and, for the purposes of the European Regulation No. 2015/848 of May 20, 2015 on insolvency proceedings (recast) (“Insolvency Regulation”), the centre of its main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) (as defined under Luxembourg law) in Luxembourg, and have no establishment (as defined, respectively, in the Insolvency Regulation or Luxembourg law) outside Luxembourg;

4.4	the Articles are in full force and effect and have not been amended, rescinded, revoked or declared null and void;

4.5

the Resolutions (i) correctly and completely reflect the resolutions made by the board of managers of the General Partner acting on behalf of the Issuer, as its general partner on its behalf, and on its own behalf in respect of the transactions contemplated by the Opinion Documents and (ii) remain in full force and effect, and have not been amended, rescinded, revoked or declared null and void (including the delegation of powers granted therein);

4.6	that the obligations under the Opinion Documents are valid and binding;

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4.7

none of the members of the board of managers of the General Partner acting on behalf of the Issuer, as its general partner on its behalf, and on its own behalf has a (potential) conflict of interest with the Issuer in connection with the Opinion Documents, and the transactions contemplated thereby, that would preclude any of them from validly representing the Issuer, as the case may be;

4.8

the execution, entry into and performance by the Issuer acting through the General Partner as its general partner on its behalf of the Opinion Documents, and the transactions in connection therewith, (i) are in its corporate interest, (ii) are with the intent of pursuing profit (but lucratif), (iii) serve its corporate object, and (iv) do not constitute a misuse of corporate assets as referred to under Article 1500-11 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (“1915 Law”);

4.9

the Companies are not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, or performance of its obligations under, the Opinion Documents;

4.10

each of the parties to the Opinion Documents, other than the Companies (“Other Parties” and, together with the Companies, the “Parties”), is validly existing under the laws by which it is purported to be governed (including, without limitation, the laws of the jurisdiction of its place of incorporation, establishment or constitution, registered office or place of central administration, as the case may be), has all requisite power or capacity (corporate or otherwise, including the qualification or licence to carry on its business in its country of incorporation, establishment or constitution) to execute and deliver, and to perform its obligations under, the Opinion Documents, and the Opinion Documents have been duly executed by, or on behalf of, the Other Parties;

4.11

the appointment by the Issuer acting through the General Partner as its general partner on its behalf of a process agent as its authorised agent upon whom process may be served in any proceedings before the courts of New York arising out of or in relation to the Indenture and the Registration Statement constitutes a valid and legally binding appointment under any applicable laws (other than Luxembourg law);

4.12

the due compliance by the Parties with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals, orders and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws in connection with the execution, entry into and performance of the Opinion Documents (and any documents in connection therewith);

4.13

all acts, conditions or things required to be fulfilled, performed or effected in connection with the execution, entry into and performance of the Opinion Documents under the laws of any jurisdiction (other than Luxembourg) have been duly fulfilled, performed and effected;

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4.14

insofar as any obligation of the Parties under the Opinion Documents (or any documents in connection therewith) is to be performed in, or is otherwise affected by the laws of, any jurisdiction other than Luxembourg, its performance would not be illegal or ineffective under the laws of that jurisdiction;

4.15

there are no provisions in the laws of any jurisdiction outside Luxembourg or in the documents mentioned in the Opinion Documents, which would adversely affect, or otherwise have any negative impact on this Opinion; and

4.16

each of the Parties entered into and will perform its obligations under the Opinion Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction.

5.	OPINIONS

Based on the assumptions set out above and subject to the qualifications set out below, and subject to any factual matters not disclosed to us in the course of our investigations and without expressing any opinion as to matters or documents other than the Opinion Documents, and when:

(a)	the Registration Statement, and any amendments thereto (including any post-effective amendments) have become effective under the Securities Act;

(b)

a prospectus supplement has been prepared and filed with the SEC describing, as applicable, the Senior Debt Securities, the Subordinated Debt Securities or the Guarantees to be offered thereby and is in compliance, at all times, with all applicable laws;

(c)

the terms of the issuance and sale of the Senior Debt Securities, Subordinated Debt Securities or Guarantees have been established in conformity with the applicable Indenture and duly approved by the Companies in conformity with their Articles and Luxembourg law and all other necessary corporate action on the part of the Companies has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Companies and so as to comply with any requirement or restriction imposed by any court or government body having jurisdiction over the Companies;

(d)	the applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended;

(e)

a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to the senior debt securities has been duly authorised and validly executed by the Companies and the other parties thereto and the Issuer has received the payment of the issue price of the Senior Debt Securities, the Subordinated Debt Securities or the Guarantees, as applicable;

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(f)

the Senior Debt Securities, the Subordinated Debt Securities or the Guarantees, as applicable, have been duly subscribed, authenticated by the applicable trustee, executed, delivered on behalf of the Issuer acting through the General Partner as its general partner on its behalf against payment to the Issuer or MDT Inc., as applicable, of the subscription price and duly registered in the bondholder’s register held at the registered office of the Issuer in accordance with the terms of the applicable Indenture and of the agreement under which they are sold and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, we are of the opinion that:

5.1	Choice of Law

The choice of New York law as the law governing the contractual obligations contained in the Opinion Documents is valid and binding upon the Companies under Luxembourg law in accordance with, and subject to, the European Regulation No. 593/2008 of June 17, 2008 on the law applicable to contractual obligations (“Rome I Regulation”).

5.2	No Conflict

The filing of the Registration Statement by the Companies does not result in any violation of (i) the Articles or (ii) the 1915 Law.

5.3	Enforceability

The obligations arising from the Opinion Documents will be enforceable against the Companies pursuant to their terms and the expressed governing law subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, reorganisation or similar laws affecting the rights of creditors generally.

6.	QUALIFICATIONS

This Opinion is subject to the following qualifications:

6.1

This Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), insolvency, liquidation, reorganisation or the appointment of a temporary administrator (administrateur provisoire), administrative dissolution without liquidation (dissolution administrative sans liquidation) and any similar Luxembourg or foreign proceedings, regimes or officers relating to, or affecting, the rights of creditors generally (“Insolvency Proceedings”).

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6.2

Powers of attorney, mandates (mandats) or appointments of agents (including appointments made for security purposes) may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite being expressed to be irrevocable.

6.3

The terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of Luxembourg generally recognises or enforces; enforcement by a Luxembourg court will in any event be subject to (i) the extent to which the relevant obligations are enforceable under their governing law (if other than Luxembourg law), (ii) the power or obligation of a Luxembourg court to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere, (iii) the rules of civil and commercial procedure as applied by a Luxembourg court, the rules of force majeure, good faith (bonne foi), abuse of law (abus de droit), unforeseen circumstances and other defences and remedies afforded by Luxembourg law generally (specific performance may not always be available and may result only in damages), (iv) any matter or factual circumstance such as fraud, coercion, duress, undue influence or mistake, (v) general principles of criminal law, investigations and prosecution, including but not limited to criminal freezing orders, and (vi) public law sanctions or restraining measures taken from time to time under applicable laws, treaties or other instruments.

6.4

The determination of the governing law and the recognition of trusts by Luxembourg courts will be made in accordance with the Convention dated July 1, 1985 on the law applicable to trusts and their recognition (ratified by a law dated July 27, 2003 on trusts and fiduciary contracts) (“Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trust Convention and the general exception of public order.

6.5

In particular, (a) equitable remedies, such as the grant of an injunction or an order for specific performance, are not automatically admitted by Luxembourg courts and when such remedies are available, they are discretionary and, accordingly, the Luxembourg courts might make and award of damages where an equitable remedy is sought, (b) claims may be or become barred by prescription or lapse of time or may be or become subject to defences of set-off or counterclaim, (c) enforcement of obligations (and the contractually binding nature thereof) may be invalidated by reason of fraud and (d) enforcement of the obligations under the applicable Indenture and the

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Senior Debt Securities, the Subordinated Debt Securities or the Guarantees, as applicable, may be limited to the extent that matters which it has been expressly assumed herein will be done have not been done.

6.6

A final, conclusive and non-appealable commercial judgment in respect of the Opinion Documents rendered against the Companies in the competent courts of New York would be recognised and enforced by Luxembourg courts subject to the applicable enforcement procedure (exequatur) as set out in the relevant provisions of the Luxembourg New Civil Procedure Code. Pursuant to Luxembourg case law, the granting of exequatur is subject to the following requirements:

•	the foreign judgment must be enforceable (exécutoire) in the country of origin;

•	the foreign court must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdiction rules;

•	the foreign procedure must have been regular according to the laws of the country of origin;

•	the foreign judgment must not have violated the rights of defence and must not have been obtained by fraud (fraude à la loi);

•	the foreign court must have applied the law which would have been designated by Luxembourg conflict law of rules, or, at least, the foreign judgment must not have contravened the principles underlying these rules (based on case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court); and

•	the considerations of the foreign judgment must not contravene Luxembourg international public policy.

Luxembourg courts do currently not review the merits of a judgment rendered by a competent court of New York.

6.7

We do not express, nor imply, any opinion whatsoever on any tax, transfer pricing, regulatory (including, but not limited to, AIFMD and Data Protection regulations), accounting or public or administrative law matters, the obligations thereunder or the consequences thereof.

7.	MISCELLANEOUS

7.1	This Opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration.

7.2

Each person relying on this Opinion agrees, in so relying, that only DLA Piper Luxembourg shall have any liability in connection with this Opinion, and that, except as otherwise required by the Securities Act, the agreement in this clause 7.2 and all liability and other matters relating to this Opinion shall be governed exclusively by Luxembourg law.

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7.3

This Opinion must be filed by Issuer acting through the General Partner as its general partner on its behalf as an exhibit to the Registration Statement and the Issuer acting through the General Partner as its general partner on its behalf may refer to DLA Piper Luxembourg giving this Opinion under the heading “Legal Matters” in the prospectus included in the Registration Statement. The previous sentence is no admittance from us that we are in the category of persons whose consent for the filing and reference in that clause 7.3 is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

7.4

Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

7.5

Nothing in this Opinion should be construed as implying that we are familiar with the affairs of any of the Other Parties, and this Opinion is based solely on the investigations and subject to the limits stated herein. The opinions in this Opinion are strictly limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter or the transactions to which they relate or otherwise. The delivery of this Opinion shall in no event imply or intend, or deem to imply or intend, to provide legal advice to the Addressee or recommendation by us with respect to the appropriateness of (i) the transaction referred to, or described, in the Opinion Documents or (ii) the reliance on this Opinion, which are commercial decisions for the Addressee. This Opinion cannot be used, considered, seen or quoted as a precedent for any other legal opinion, note, memorandum or advice whatsoever given by DLA Piper Luxembourg to the Addressee in the future, and no other opinion is, or may be, implied or inferred herefrom.

Yours faithfully,

/s/ Laurent Massinon

DLA PIPER LUXEMBOURG
By:	LAURENT MASSINON
Partner - Gérant - Avocat à la Cour